Exhibit (a)(5)(D)

Contact:	Ian Harvie
Chief Financial Officer
C&D Technologies
(215) 619-7835
or
Andrea Calise
Kekst and Company
(212) 521-4845

Press Release

C&D TECHNOLOGIES STOCKHOLDERS APPROVE DEBT-TO- EQUITY EXCHANGE OFFER

- Offer to Exchange Notes to Expire at 11:59 PM EST tonight December 20, 2010 –

BLUE BELL, Pa., December 20, 2010 - C&D Technologies, Inc. announced today that its stockholders have approved the Company’s offers to exchange its outstanding 5.25% Convertible Senior Notes due 2025 and 5.50% Convertible Senior Notes due 2026 (together the “Notes”) for shares of the Company’s common stock and have approved corresponding amendments to the Company’s certificate of incorporation at a Special Meeting of Stockholders held today at 3:00 PM EST at the Company’s headquarters.

As previously announced, the Company’s exchange offers will expire at 11:59 PM EST on Monday, December 20, 2010. Validly tendered Notes may be validly submitted or withdrawn at any time prior to the expiration time. The consummation of the exchange offers is conditioned upon, among other things, at least 95% of the aggregate principal amount of the Notes being validly tendered and not validly withdrawn. As of 5:00 PM EST on December 20, 2010, approximately 97.99% of the Notes have been validly tendered and not validly withdrawn, in its outstanding exchange offers.

Pursuant to the terms of the exchange offers, if all the conditions of the exchange offers are satisfied, the participating noteholders will receive their pro rata share of 95% of the issued and outstanding common stock of the Company immediately following completion of the exchange offer. Existing holders of common stock will retain between 5% and 9.75% of the issued and outstanding common stock of the Company, in each case subject to dilution due to securities issued under the Company’s management incentive plans.

If all conditions to consummating the exchange offers have been satisfied, the Company will cease seeking support for its prepackaged plan of reorganization.

The exchange offers are subject to and described more fully in the Company’s effective Registration Statement (file number 333-170056) on Form S-4 filed with the SEC on November 30, 2010.

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies’ engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2010, updated to reflect certain subsequent events as detailed in the Current Report on Form 8-K, filed on October 20, 2010, which should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2010, including the risk factors contained therein. We caution you not to place undue reliance on these forward-looking statements. Further, factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following: the Company’s inability to consummate the exchange offer or voluntary prepackaged plan of reorganization.